Exhibit 5.1

February 20, 2019

Instructure, Inc.

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

Ladies and Gentlemen:

We have acted as counsel to Instructure, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,925,694 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), including (a) 1,592,361 shares of Common Stock (the “EIP Shares”) pursuant to the Company’s 2015 Equity Incentive Plan and (b) 333,333 shares of Common Stock (together with the EIP Shares, the “Shares”) issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan (together with the 2015 Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   1700 Seventh Avenue   Suite 1900   Seattle, WA   98101-1355
t: (206) 452-8700  f: (206) 452-8800  cooley.com

Instructure, Inc.

February 20, 2019

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:    /s/ Alan D. Hambelton

Alan D. Hambelton

Cooley LLP   1700 Seventh Avenue   Suite 1900   Seattle, WA   98101-1355
t: (206) 452-8700  f: (206) 452-8800  cooley.com